                                                                     Exhibit 3.1

                        CERTIFICATE OF INCORPORATION OF
                            SYMPHONIX DEVICES, INC.

                                  ARTICLE I.

The name of this Corporation is Symphonix Devices, Inc. (the "Corporation").

                                  ARTICLE II.

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of Newcastle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                 ARTICLE III.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware other than the banking business, the trust company business or the practice of a profession permitted to be incorporated under the General Corporation Law of Delaware.

                                  ARTICLE IV.

     This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 29,750,000 shares. 20,000,000 shares shall be Common Stock with a par value of $0.001 per share and 9,750,000 shares shall be Preferred Stock with a par value of $0.001 per share. Of the Preferred Stock, 5,500,000 shares shall be designated Series A Preferred Stock, 1,500,000 shares shall be designated Series B Preferred Stock, 1,500,000 shares shall be designated Series C Preferred Stock and 1,250,000 shares shall be designated Series D Preferred Stock.

     Immediately upon the automatic conversion of all of the outstanding shares of Preferred Stock into Common Stock pursuant to Article V, Section 3(a)(ii) or
(iii), each outstanding 1.376 shares of Common Stock will be combined into one share of Common Stock. No fractional shares will be issued in connection with such reverse stock split and the number of shares issuable to each stockholder shall be determined by rounding upwards to the next whole share on a certificate-by-certificate basis.

                                  ARTICLE V.

     The rights, preferences, privileges, restrictions and other matters relating to the shares of Preferred Stock are as follows:

     1.   Dividends.  The holders of shares of Series A Preferred Stock, Series
          ---------
B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $0.10, $0.40, $0.535 and $0.80 per share per annum, respectively, or if greater (as determined on a per annum basis and an as-converted basis for the Preferred Stock), an amount equal to that paid on any other outstanding shares of the Corporation whenever funds are legally available therefor, payable when, as and if declared by the Board of Directors. No dividend shall be declared with respect to any series of Preferred Stock unless a dividend is declared with respect to each series of outstanding Preferred Stock at a rate that is no less favorable to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock than $0.10, $0.40, $0.535 and $0.80 per annum for each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively. Such dividends shall not be cumulative.

     2.   Liquidation Preference.
          ----------------------

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to $1.00, $4.00, $5.35 and $8.00 for each outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares, hereinafter "as adjusted"), plus all declared but unpaid dividends on such shares. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed first ratably among the holders of Series C Preferred Stock and Series D Preferred Stock until the holders of Series C Preferred Stock and Series D Preferred Stock have received payment of their full aforesaid preferential amounts; provided, however, that if the assets and funds thus distributed among the holders of the Series C Preferred Stock and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then such assets shall be distributed among such holders of Series C Preferred Stock and Series D Preferred Stock in proportion to the respective amounts which would be payable on such shares of Series C Preferred Stock and Series D Preferred Stock held by them if the aforesaid preferential

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amounts were paid in full. Then, such assets and funds shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock, based upon the number of shares of Series A Preferred Stock and Series B Preferred Stock then held, in proportion to the respective amounts which would be payable on the shares held by them if the aforesaid preferential amounts were paid in full.

          (b)  After the payment of the full liquidation preference set forth in
Section 2(a) above, the remaining assets of the Corporation available for distribution to shareholders shall be distributed pro rata to the holders of Common Stock (based on the number of shares of Common Stock then held by each such holder).

          (c) A liquidation, dissolution, or winding up within the meaning of this Section 2 shall be deemed to be occasioned by, and to include, (i) any sale of all or substantially all of the assets of the Corporation and (ii) any consolidation, merger or other transaction or series of transactions pursuant to which the holders of the outstanding voting securities of the Corporation immediately prior to such consolidation, merger or other transaction or series of transactions fail to hold equity securities representing a majority of the voting power of the surviving entity immediately following such consolidation, merger or other transaction or series of transactions.

          (d) Any securities to be delivered to the holders of the Preferred Stock or Common Stock pursuant to this Section 2 shall be valued as follows:

               (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                      (1) If traded on a national securities exchange or the Nasdaq National Market (the "NMS"), the value shall be deemed to be the average of the security's last reported sale prices on such exchange or the NMS over the thirty (30) day period ending three (3) days prior to the closing;

                      (2) If traded over-the-counter (but not on the NMS), the value shall be deemed to be the average of the mean of the closing bid and ask prices over the thirty (30) day period ending three (3) days prior to the closing; or

                      (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than fifty percent (50%) of the outstanding Preferred Stock, voting together as a single class.

               (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Sections 2(d)(i)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of not less than fifty percent (50%) of the outstanding Preferred Stock, voting together as a single class.

          (e) In the event the Corporation will not, at the closing of any transaction identified in Sections 2(c)(i) or (ii) above, comply with the requirements of this Section 2, the Corporation shall forthwith either:

               (i) cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with, or

               (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(g) hereof.

          (f) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve a transaction referenced in Sections 2(c)(i) and (ii), or twenty (20) days prior to the closing of such transaction, whichever is earlier and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten
(10) days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the foregoing, the provisions of this
Section 2(f) may be waived, either prospectively or retrospectively, in whole or in part, or any time period in this Section 2(f) may be shortened, in either case, upon the written consent of the holders of the Preferred Stock which represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock, voting together as a single class.

     3.   Conversion.  The holders of the Preferred Stock shall have conversion
          ----------
rights as follows (the "Conversion Rights"):

          (a)  Right to Convert.
               ----------------

               (i) Each share of Preferred Stock shall be convertible into shares of Common Stock, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock. Each share of Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as hereinafter defined) per share in effect for each series of Preferred Stock at the time of conversion into the per share Conversion Value (as hereinafter defined) of such series. As of the date the Certificate of Incorporation is filed with the Delaware Secretary of State, the Conversion Price per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be $1.00, $4.00, $5.35, and $8.00 respectively. The per share Conversion Value shall be $1.00, $4.00, $5.35 and $8.00, respectively. The Conversion Price of Series A Preferred Stock, Series B Preferred Stock, Series C

Preferred Stock and Series D Preferred Stock shall be subject to adjustment from time to time as provided below.

               (ii) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Price immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Company), at a public offering price (prior to underwriter commissions and expenses) equal to or exceeding seven dollars and twenty-six cents ($7.26) per share of Common Stock (appropriately adjusted for subdivisions and combinations of shares of Common Stock and dividends on Common Stock payable in shares of Common Stock) and the aggregate dollar amount of the offering (before deduction for underwriter commissions and expenses relating to the issuance) of which exceeds seventeen million dollars ($17,000,000).

               (iii) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Price upon the vote or written consent of the holders of sixty-six and two-thirds percent (66 2/3%) of the authorized shares of Preferred Stock then outstanding, voting together as a single class.

          (b)  Mechanics of Conversion.  Before any holder of Preferred Stock
               -----------------------
shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

          (c)  Adjustments to Conversion Price for Diluting Issues.
               ---------------------------------------------------

               (i)    Special Definitions.  For purposes of this Section 3(c),
                      -------------------
the following definitions shall apply:

                      (1)  "Option" shall mean rights, options or warrants to
                           --------
subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                      (2)  "Convertible Securities" shall mean any evidences of
                           ------------------------
indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                      (3)  "Additional Shares of Common Stock" shall mean all
                           -----------------------------------
shares of Common Stock issued (or, pursuant to Section 3(c) (iii), deemed to be issued) by the Corporation after the date hereof, other than:

                           (A)  shares of Common Stock issued or issuable upon
conversion of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock authorized herein;

                           (B)  up to an aggregate of two million two hundred
thirty-five thousand (2,235,000) shares of Common Stock issued or issuable to officers, directors, and employees of, or consultants or advisers to, the Corporation pursuant to agreements, plans or arrangements approved by the Board of Directors of the Corporation;

                           (C)  shares of Common Stock issued or issuable as a
dividend or distribution on the Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or any event for which adjustment is made pursuant to Sections 3(e), 3(f) or 3(n) hereof;

                           (D)  shares of Common Stock issued or issuable by way
of dividend or other distribution on shares excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A) or (C) or this clause (D) or on shares of Common Stock so excluded; or

                           (E)  shares of Common Stock or other securities
issued or issuable to licensors of technology to the Corporation under any agreement or arrangement approved by a majority of the disinterested Board of Directors of the Corporation.

               (ii)   No Adjustment of Conversion Price.  No adjustment to the
                      ---------------------------------
Conversion Price of any series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for any Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price of such series of Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Share of Common Stock.

               (iii)  Issue of Securities Deemed Issue of Additional Shares of
                      --------------------------------------------------------
Common Stock.  In the event the Corporation at any time or from time to time
------------
after the date hereof shall issue
any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                      (1) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                      (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decreases in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                      (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                           (A)  in the case of Convertible Securities or Options
for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                           (B)  in the case of Options for Convertible
Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of common Stock actually deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                      (4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price for any series of Preferred Stock to an amount which exceeds the lower of (i) such Conversion Price on the original adjustment date, or (ii) such Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                      (5) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

               (iv)   Adjustment of Conversion Price Upon Issuance of Additional
                      ----------------------------------------------------------
Shares of Common Stock.  If the Corporation shall issue Additional Shares of
----------------------
Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(c) (iii)) without consideration or for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect on the date of and immediately prior to such issuance (excluding stock dividends, distributions, subdivisions, split-ups, or combinations which are covered by Sections 3(e) and 3(f)), then the Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issuance, to a price (calculated to the nearest tenth of a cent) equal to the quotient obtained by dividing the total computed under clause (x) below by the total computed under clause (y) below as follows:

               (x)    an amount equal to the sum of:

                      (1) the total number of shares of Common Stock issuable upon conversion of all of the then outstanding shares of Preferred Stock (at the applicable Conver sion Prices for the Preferred Stock in effect immediately prior to such issuance) multiplied by the applicable Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance, plus

                      (2) the aggregate consideration, if any, received by the Corporation for such issuance;

               (y)    an amount equal to the sum of

                      (1) the total number of shares of Common Stock issuable upon conversion of all of the then outstanding shares of Preferred Stock (at the applicable Conver sion Prices for the Preferred Stock in effect immediately prior to such issuance), plus

                      (2) the Additional Shares of Common Stock issued in such issuance.

Notwithstanding the foregoing, the Conversion Price of a series of Preferred Stock shall not be so reduced at such time if the amount of such reduction would be an amount less than one-tenth of a cent ($0.001), but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate one-tenth of a cent ($0.001) or more.

               (v)    Determination of Consideration.  For purposes of this
                      ------------------------------
Section 3(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                      (1)  Cash and Property.  Such consideration shall:
                           -----------------

                           (A)  insofar as it consists of cash, be computed at
the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                           (B)  insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors irrespective of any accounting treatment; and

                           (C)  in the event Additional Shares of Common Stock
are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                      (2)  Options and Convertible Securities. The consideration
                           ----------------------------------
per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(c)(iii), relating to Options and Convertible Securities, shall be deter mined by dividing:

                           (A)  the total amount, if any, received or receivable
by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                           (B)  the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          d)   Adjustment to Conversion Price in the Event of a Forced or
               ----------------------------------------------------------
Automatic Conversion.  In the event of (i) a forced conversion of the Series C
--------------------
Preferred Stock pursuant to Section 3(a)(iii) in connection with an initial public offering at a price lower than $8.50 per share of Common Stock or (ii) an automatic conversion of the Series C Preferred Stock pursuant to Section 3(a)(ii) at a price lower than $8.50 per share of Common Stock, then the Conversion Price for the Series C Preferred Stock shall be reduced to $5.0156. In the event of a forced conversion of the Series D Preferred Stock pursuant to
Section 3(a)(iii) in connection with an initial public offering at a price lower than $8.00 per share of Common Stock or (ii) an automatic conversion of the Series D Preferred Stock pursuant to Section 3(a)(ii) at a price lower than $8.00 per share of Common Stock, then the Conversion Price for the Series D Preferred stock shall be reduced to the amount of such initial public offering price. The above numbers are subject to adjustment for subdivisions and combinations of shares of Common Stock and dividends on Common Stock payable in shares of Common Stock.

          e)   Adjustments to Conversion Price for Other Events.  The Conversion
               ------------------------------------------------
Price shall be subject to adjustment from time to time as follows:

               (vi) If the number of shares of Common Stock outstanding is increased by a stock dividend or distribution payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, as of the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, distribution, subdivision or split-up (or the date of such dividend, distribution, split-up or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

               (vii) If the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

          (f)  Other Distributions. In the event the Corporation shall declare a
               -------------------
distribution payable in securities of other persons, evidence of indebtedness issued by the Corporation or other persons, or assets, options or rights not referred to in Section 3(c) hereof, then, in each such case, provision shall be made so that the holders of the Preferred Stock shall be entitled to receive, upon the conversion thereof, the consideration per share which they would have received had their Preferred Stock been converted into Common Stock on the date of such event.

          (g)  No Impairment.  The Corporation will not, through any
               -------------
reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

          (h)  Certificates as to Adjustments.  Upon the occurrence of each
               ------------------------------
adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock the Conversion Price of which has been adjusted a certificate signed by the chief executive officer or the chief financial officer of the Company setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

          (i)  Notices of Record Date.  In the event of any taking by the
               ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive Common Stock or other securities of the Company, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

          (j)  Issue Taxes.  The Corporation shall pay any and all issue and
               -----------
other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (k)  Reservation of Stock Issuable Upon Conversion.  The Corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate.

          (l)  Fractional Shares.  No fractional share shall be issued upon the
               -----------------
conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

          (m)  Notices.  Any notice required by the provisions of this Section 3
               -------
to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          (n)  Adjustments.  In case of any reorganization or any
               -----------
reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation or corporations, or the conveyance of all or substantially all of the assets of the Corporation to another corporation (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 2 or in this Section 3), each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization, reclassification, consolidation, merger or conveyance; and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of such Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Preferred Stock.

     4.   Voting Rights.  Except as otherwise expressly provided herein or as
          -------------
required by law, the holder of each share of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

     5.   Covenants.  So long as at least five hundred thousand (500,000) shares
          ---------
of the Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority in interest of the then outstanding shares of Preferred Stock, voting together as a single class and on an as if converted basis:

          (a) effect any sale of all or substantially all of the assets of the Corporation or any merger or consolidation of the Corporation with another corporation;

          (b) take any action (other than of a ministerial nature, including the registration of a transfer on the books and records of the Corporation) to initiate a transfer of 50% or more in interest (determined on an as converted basis) of the capital stock of the Corporation in a single transaction or a series of related transactions;

          (c) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation if such action would increase the authorized number of shares of Preferred Stock, or alter or change the rights, preferences, privileges or limitations provided for the benefit of the Preferred Stock;

          (d) create any series or class of stock having any preference or priority as to dividends, redemption, voting, liquidation, conversion or assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and Series D Preferred Stock; or

          (e) amend or repeal any provision of, or add any provision to, the Corporation's Bylaws if such action would increase the authorized number of directors of the Company to more than seven (7) directors.

                                  ARTICLE VI.

     The following is applicable to the Common Stock:

     1.   Dividend Rights.  Subject to the prior rights of holders of all
          ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

     2.   Liquidation Rights.  Upon the liquidation, dissolution or winding up
          ------------------
of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article V hereof.

     3.   Redemption.  The Common Stock is not redeemable.
          ----------

     4.   Voting Rights.
          -------------

          (a)  General.  The holder of each share of Common Stock shall have the
               -------
right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                 ARTICLE VII.

     The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under the General Corporation Law of Delaware. Any repeal or modification of this Article shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

                                 ARTICLE VIII.

     Indemnification.  The Corporation may indemnify to the fullest extent
     ---------------
permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

                                  ARTICLE IX.

     Holders of stock of any class or series of this corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders, unless such cumulative voting is required pursuant to the General Corporation Law of Delaware, in which event each such holder shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and the holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes.

                                  ARTICLE X.

     1.   Number of Directors.  The board of directors shall consist of not less
          -------------------
then five (5) and not more than seven (7) members.

     2.   Election of Directors.  Elections of directors need not be by written
          ---------------------
ballot unless a stockholder demands election by written ballot at any stockholder meeting and before voting begins, or unless the Bylaws of the corporation shall so provide.

                                  ARTICLE XI.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

                                 ARTICLE XII.

     Immediately upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering any of the corporation's securities (as that term is defined under the Securities Act of 1933, as then in effect), no action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws of the corporation and no action shall be taken by the stockholders by written consent.

                                 ARTICLE XIII.

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                 ARTICLE XIV.

     The name and mailing address of the incorporator are:

                    David J. Saul, Esq.
                    Wilson, Sonsini, Goodrich & Rosati
                    650 Page Mill Road
                    Palo Alto, California 94304-1050

                                 *     *     *

The undersigned incorporator hereby acknowledges that the above Certificate of Incorporation of Symphonix Devices, Inc. is his act and deed and that the facts stated therein are true.

                                        /s/ David J. Saul
                                        ----------------------------------------
                                        David J. Saul



Dated: December 15, 1997